UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 7, 2002

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

Content of LabOne Conference Call held May 7, 2002

The following report is about LabOne's first quarter 2002. Some portions of the following discussion contain forward-looking statements including, but not limited to, projections and statements of unit cost and margin improvements, pricing, capital expenditures, growth, expansion or product offerings and markets. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements including, but not limited to, volume, pricing of laboratory tests performed by LabOne; competition; the extent of market acceptance of the company's testing services and healthcare and substance abuse testing-related services; general economic conditions; governmental regulations; the availability and ability of the company to successfully integrate acquisitions; the ability of the company to successfully implement technological, operational, and product initiatives; and other factors detailed from time to time in the company's reports and registration statements filed with the Securities and Exchange Commission.

We are very pleased to announce our first quarter results which included a 41% increase in revenues and a 70% increase in EBITDA compared to the same period last year. Risk assessment revenues increased 54%, with half of its growth attributable to additional sales of non-laboratory services such as paramedical exams, information retrieval services, and tele-underwriting.

Regarding tele-underwriting, we began in important initiative during the first quarter to provide tele-underwriting services for a large national life insurance company. This implementation is not expected to contribute favorably to earnings until the end of the second quarter when the relevant scale of operations is realized. We are very excited about the prospects for tele-underwriting services, a service which improves underwriting time service and the quality of applicant data.

With the integration of the laboratory services for Osborn at the beginning of the first quarter, we shifted our focus to the integration of redundant information system platforms from Osborn and LabOne. We expect this integration to be completed during the third quarter, thus providing an opportunity to further reduce systems costs and overhead.

Despite the weakness with pre-employment screening related to our substance abuse testing, our clinical results were very strong this quarter. We continue to observe record testing volumes in healthcare and, more importantly, improve margins related to increased capacity utilization. The EBITDA contribution for healthcare testing increased more than 250% compared to the same quarter last year.

We are evaluating several clinical acquisition opportunities, which we believe will allow us to further increase our capacity utilization and, thus, our margins.

First quarter operations at LabOne were characterized by record volumes in our insurance and clinical laboratories, as well as in related services. Insurance applicants were 1.4 million for the quarter, a 43% increase over the same period a year ago. Meeting client expectations for service and turnaround time was our focus, and we are pleased that our customers have remained loyal through this period of steep volume growth.

Healthcare testing volume continued to climb as 428,809 patient samples were processed versus 397,694 a year ago. Growth in our Lab Card product in traditional physician and clinic-based businesses fueled an increase despite a reduction in utilization from HMO membership under "fee for service" contracts.

Volumes in substance abuse testing got off to a slow start, as expected, due to reduced testing from pre-employment markets affected by the wider economy. Testing volume from the workplace market was down 11% to 511,000 from 575,000 a year ago.

Since we last spoke, our centralized laboratory in Kansas City has been recognized as the largest commercial laboratory in the United States. We believe our scale and technology continue to give us real cost advantages which, we assert, can be capitalized on through carefully integrated acquisitions.

We continue to focus on improving gross margins through process improvement. As an example, gross profit from healthcare operations reached 46.7% compared with 32.9% a year ago. A number of factors fueled this growth. Our average selling price is up 21% over a year ago, reflecting a higher mix of non-HMO patients and increasing utilization of higher priced esoteric tests. Anticipating the trend toward esoteric testing, we set out to increase our in-house menu of these tests. LabOne has always been a dominant provider of HIV and hepatitis screening, and in the first quarter we added in-house viral load testing using PCR, an amplified DNA method. Esoteric tests, not including anatomic pathology and cytology, comprised roughly 13% of LabOne's healthcare revenue. We will continue to make moves to lower our cost basis associated with providing these tests. Revenue from cytology testing expanded as newer, higher-priced methods like thin-layer Pap smear preparation enjoyed increased adoption, often replacing traditional Pap smears. At LabOne, thin-layer Pap tests have increased to over half of our total Pap smear volume.

Unit costs for insurance testing are beginning to benefit from a paperless document handling process utilizing Intelligent Character Recognition. Last year we described our process, which includes imaging over 45,000 forms every day and reading text data into our systems with software rather than data capture personnel. Last year we began stocking our insurance kits with ICR-ready forms that facilitate the paperless process. Today over 50 percent of our insurance forms are initially read into our database using ICR software. Our data capture professionals verify key fields before the document is accepted into our business process. We expect continued benefits as a higher percentage of ICR-ready forms are returned to our laboratory for testing.

We are pleased to report significant improvements in the per-test cost of consumables and reagents in our toxicology laboratory. Unit costs for these supplies have been reduced by 37%, or an estimated $1.4 million annually. The conversion of our chemistry fleet to state-of-the-art Olympus 5400 analyzers facilitated this improvement.

In this period of rapid growth, we've identified the need to train our middle and line management personnel to meet business and personnel challenges. Last year we made a corporate commitment to train our leadership and have been recognized within the training industry for our efforts in this area. The result is the adoption and execution of our operational discipline throughout the organization. Throughout 2002, we anticipate continued benefits from redefining processes and integrating potential acquisitions to derive client satisfaction and operating profits.

First quarter revenues were $70.6 million compared to $50.0 million in the first quarter of 2001. Revenues for the first quarter included $8.2 million contributed by the Osborn Group acquisition completed August 2001. Compared to revenues for the same quarter of last year, risk assessment services increased 54% to $50.5 million. Healthcare increased 30% to $14.1 million, and substance abuse testing decreased 7% to $6.1 million.

Net income for the first quarter was $3.1 million, or $0.19 per share, compared to net income of $0.4 million, or $0.04 per share, for the same period 2001. Net income for the first quarter 2002 does not include amortization of goodwill in accordance with FAS142. Comparatively, net income for the first quarter 2001 would have been $1.2 million, or $0.12 per share, however on a lower number of shares, if FAS142 had been in effect at such time.

EBITDA was $8.0 million, including $10.2 million for risk assessment services, $2.9 million for healthcare, $0.6 million for substance abuse testing, offset by $5.7 million for corporate selling, general administrative expenses. This compares to the first quarter last year with EBITDA of $4.7 million, including $7.4 million for risk assessment services, $0.8 million for healthcare, and $1.2 million for substance abuse testing, offset by $4.7 million for corporate selling, general administrative expenses.

Our selling and general administrative expenses during the quarter reflected our investment in our tele-underwriting operations and information systems support to integrate duplicative platforms supporting Osborn and LabOne client information needs.

Working capital increased $5.1 million from December 2001, principally from an increase in accounts receivable related to additional revenues. Long-term debt increased $5.9 million, reflecting increased working capital funding and a $3.4 million acquisition of a paramedical examination operation.

Question and Answer Session:

Q:   I was hoping to get a little bit more color on the decline you talked about with the unit costs. You went through that a little bit, and I wasn't able to get what exactly went on there. Then, also, I was hoping you could update us on where you're at with capacity.

A:   If you could amplify on that when you're talking about the decline in unit costs, are you referring to the operational improvements?

Q:   Yes, the 37% decline.

A:   I think it was a 37% improvement in gross margins on the healthcare side you're referring to. Basically gross margins on the healthcare side were fueled by two reasons we cited in the call. One was that basically we've got more samples which are taking advantage of our scale, and the other is that we realized a higher average selling price. So combining those two, we got a better gross margin. The unit costs are being favorably impacted basically as we bring more volume into this laboratory. In terms of capacity, with our clinical healthcare business, we're still approximately 50 percent of our capacity. Same on the SAT side as well as the insurance.

Q:   To the first question, you said that one of the reasons that there was cost improvement was due to an increase in the average price. What's driving that?

A:   We had a couple of things driving a higher price. We had raised prices in 2001, the first of the year; and we've seen a higher mix of esoteric tests; and we've also got an improvement in our mix comparing HMO versus physician-based business; HMO being a lower ASP and the physician-based and clinic-based business being a higher ASP. We've had good success in the Kansas City area with our physician pull-through business and, as commented, less HMO business.

Q   A couple of questions: One thing that's interesting about your business model is sort of the interplay with insurance and labs. Are insurance companies looking to perhaps prescreen applicants with the application of PCR testing, and do you see that as an opportunity? My second question is: Could you break down the revenue and gross margin from tele-underwriting, paramedical, and investigations in the quarter, kind of breaking out the risk assessment division a little bit more for us.

A:   Let me comment first as far as the PCR tests and screening. Insurance companies are very keen and sensitive to their underwriting acquisition expenses, so in terms of a broad application of PCR testing for insurance screening, I really don't see that at this time. Potentially, in some large cases, there could be some reflex testing or a need for it, but not certainly across the board. The ExamOne margins were approximately 14%; that's a gross margin for this quarter. It was down slightly from the quarter last year as we're in the process of moving some of our corporate store business around, so we incurred some additional costs in cost of sales for that. SBSI ran about 22% for the quarter. Tele-underwriting operated at a loss and will continue to operate at a loss through the second quarter because we are adding additional personnel and training that personnel before we start hitting the peak in call volume which will happen around July and August of this year.

Q:   I was particularly impressed with the control of SG&A during this transition period. I thought your SG&A line was a real sparkler. My only question about business moving forward has been centered recently around the Intercept product in substance abuse testing. I know it carries better margins for everybody involved, and it has seemed to get off to a somewhat slow start. I know that Quest has become involved in the process and several other toxicology labs have taken a fairly aggressive stance towards Intercept, and I wondered what your plan for further penetration with Intercept was around the ability to convert existing urine accounts to Intercept; and, in general, what kind of tinkering with the sales mechanism on Intercept could lead to better penetration?

A:   We're continuing to aggressively market the Intercept product. As a matter of fact, our oral testing volumes in the drug testing laboratory have increased to where now we're close to 1100 specimens a day. The wide adoption of the oral fluid testing device, the Intercept, hasn't been as successful as we would like to have seen it in the marketplace. Some reasons for that; it's not been approved by the DOT although they're looking at that. They're looking at a number of other testing methodologies as well. Certainly there are some other laboratories in the marketplace that are now marketing the product. We think we've got a significant step on the competition because we are the largest oral fluid testing laboratory in the country. As far as wide acceptance of that product across the board, certainly there will be continued interest in that product and we'll continue to push it. Whether it's going to cannibalize all the urine business, I don't really think so; but certainly, in certain situations it's a great test and there are some large companies that continue to look at that testing methodology.

Q:   Could you just comment on two factors involving the forward-going quarters? One, seasonality, and the other, where we are in terms of increasing - or are there any more efficiencies to be gotten from the Osborn acquisition that we haven't seen in the first quarter. I realize there's ongoing growth in the business, which is quite admirable.

A:   We do have duplicative systems platforms which we're supporting right now, and we are looking to move those or migrate those to one centralized platform which should save some overhead. Also, our tele-underwriting initiative which is ongoing through the second quarter of this year has obviously disproportionately increased, both in cost of sales and SG&A, as we're in the process of training a significant number of people. We may have up to 150 people providing that service by the third quarter of this year. There's a lead time that's obviously required for those individuals to be able to handle the quality of that service that we want to be able to provide.
There typically is seasonality within the quarters; there hasn't really been much seasonality outside of each quarter. We have, for instance, January - a fairly soft period for toxicology testing which begins growing in March, starts picking up in April but, on the other hand, starts dropping off in July. We have the same phenomenon happen in the third and fourth quarter. Healthcare really hasn't seen much seasonality in the past. We continue to see increase in volumes as our markets have been further penetrated, and there are peak months in the insurance testing but, again, they tend to smooth out within the quarters.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: May 8, 2002	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer
Date: May 8, 2002	By /s/ Joseph C. Benage Joseph C. Benage Secretary